Exhibit 5.1

São José dos Campos, October 8, 2009.

Ladies and Gentlemen:

I have acted as Brazilian counsel for Embraer – Empresa Brasileira de Aeronáutica S.A. (“Embraer”), a corporation organized and existing under the laws of Brazil, and for Embraer Overseas Limited (“Embraer Overseas”), a company organized and existing under the laws of the Cayman Islands, in connection with Embraer Overseas’ offering pursuant to a registration statement on Form F-3 (File Nos. 333-162103 and 333-162103-01) filed with the United States Securities and Exchange Commission (“SEC”) on September 24, 2009, as amended by Post-Effective Amendment No. 1 thereto (as so amended, the “Registration Statement”), filed with the SEC on September 30, 2009, relating to the offering of Embraer Overseas’ 6.375% Notes due 2020 (the “Embraer Overseas Debt Securities”), guaranteed by Embraer (the “Guarantee”), to be issued under the Indenture, dated as of October 8, 2009 (the “Base Indenture”), and the First Supplemental Indenture, dated as of October 8, 2009 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), in each case entered into among Embraer Overseas, as issuer, Embraer, as guarantor, and The Bank of New York Mellon, as trustee. The Embraer Overseas Debt Securities and the Guarantee collectively are referred to herein as the “Securities.” All capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Registration Statement.

1. In rendering the opinions set forth below, I have examined copies of the documents listed below.

(i) The Registration Statement;

(ii) The Prospectus, dated September 24, 2009, which forms a part of and is included in the Registration Statement (the “Base Prospectus”);

(iii) The Preliminary Prospectus Supplement, dated September 24, 2009 (the “Preliminary Prospectus Supplement”), in the form filed by Embraer Overseas and Embraer with the SEC pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”);

(iv) The Prospectus Supplement, dated October 1, 2009 (the “Prospectus Supplement” and, together with the Base Prospectus, the “Prospectus”), in the form filed by Embraer Overseas and Embraer with the SEC pursuant to Rule 424(b) of the General Rules and Regulations under the Securities Act;

(v) An executed copy of the Indenture;

(vi) The bylaws of Embraer as approved by the Extraordinary General Shareholders’ Meeting held on April 14, 2008;

(vii) The minutes of the Ordinary General Shareholders’ Meeting of Embraer dated April 29, 2009, which, among other matters, recorded the shareholders’ approval of the election of the current members of Embraer’s Board of Directors;

(viii) The minutes of the meetings of the Board of Directors at which the current officers of Embraer were appointed;

(ix) The minutes of the meetings of the Board of Directors at which the issuance of the Securities was approved; and

(x) Executed copies of the Underwriting Agreement Basic Provisions, dated October 1, 2009 (the “Underwriting Agreement Basic Provisions”) and an executed copy of the Terms Agreement, dated October 1, 2009 (the “Terms Agreement” and, together with the Underwriting Agreement Basic Provisions, the “Underwriting Agreement”), among Deutsche Bank Securities Inc., Morgan Stanley & Co. Incorporated, Embraer Overseas and Embraer.

2. I have also examined the records, agreements, instruments and documents and made such investigations of law as I have deemed relevant or necessary as the basis for the opinions hereinafter expressed. I have also assumed that:

(i) no provision of the Indenture and of the Securities conflicts with the laws of any jurisdiction (other than Brazil); and

(ii) at the time of the execution and delivery of the Indenture and of the Securities they will have been duly authorized pursuant to applicable law (other than Brazilian law).

3. I have also assumed without any independent investigation or verification of any kind the validity, legality, binding effect and enforceability of the Indenture and of the Securities under the laws of (i) the State of New York; and (ii) the Cayman Islands, as the case may be.

4. I have further assumed that (i) the Registration Statement has become effective; (ii) all Securities will be issued and sold in compliance with all applicable laws and in the manner stated in the Registration Statement and the Prospectus; and (iii) the Underwriting Agreement has been duly authorized and validly executed and delivered by the parties thereto (other than Embraer). Furthermore, I have assumed (i) the due organization and valid existence of all parties (other than Embraer) to the Indenture under the laws of the countries of their respective incorporation; (ii) the Indenture and the Securities will have been duly authorized, and validly executed, authenticated, issued and delivered by the parties thereto (other than Embraer) in accordance with their respective provisions and the provisions of the Indenture and in accordance with the Underwriting Agreement upon payment of the consideration therefor provided for therein; and (iii) that the performance thereof is within the capacity and powers of the parties thereto (other than Embraer).

5. Based upon the foregoing and subject to the qualifications set forth herein, I am of the opinion that:

(i) Embraer is a corporation duly organized and validly existing under the laws of Brazil; and

(ii) the Guarantee has been duly authorized, executed and delivered and is a valid and binding obligation of Embraer.

6. The foregoing opinions are subject to the following qualifications:

(i) to ensure the enforceability or the admissibility in evidence of the Indenture and any other document required by any Brazilian court to be furnished: (a) the signatures of the parties thereto signing outside Brazil, must be notarized; (b) the signature of the notary must be certified by a consular official of Brazil having jurisdiction to provide for such action;

(ii) the Indenture and any other documents or instruments prepared in other language than Portuguese (whether signed abroad or not) must be translated into Portuguese by a sworn translator and registered with the appropriate Registry of Deeds and Documents (for which translation and registration certain fees would apply). Such translation and registration may be effected immediately prior to any such enforcement or presentation;

(iii) a final conclusive judicial decision for the payment of money rendered by any Federal or State Court in the City, County and State of New York in respect of the Indenture or of the Securities should be recognized in the courts of Brazil and such courts would enforce such judicial decision without retrial or re-examination of the merits of the original decision only if such judicial decision has been previously ratified by the Superior Court of Justice (Superior Tribunal de Justiça); such ratification is available only if: (a) the judicial decision fulfills all formalities required for its enforceability under the laws of the State of New York, (b) the judicial decision was issued by a competent court after proper service of process on the parties, which service of process must comply with Brazilian law or, after sufficient evidence of the parties’ absence has been given, as established pursuant to applicable law, (c) the judicial decision is not subject to appeal, (d) the judicial decision was authenticated by a Brazilian consulate in the State of New York, (e) the judicial decision was translated by a sworn translator registered in Brazil, and (f) the judicial decision is not against Brazilian national sovereignty, public policy or good morals;

(iv) pursuant to the regulations of the Brazilian Central Bank relating to foreign exchange and capital, individuals and legal entities may enter into transactions for the purchase and sale of foreign currency, without limitation on amount, with due regard for the terms and conditions of the regulation and the validity of the specific transaction, based on the economic grounds and liabilities defined in the respective document. In accordance therewith, Embraer may remit funds in foreign currency to cover financial obligations assumed by offshore subsidiaries. Furthermore, pursuant to regulations of the Brazilian Central Bank, it is possible for the Brazilian guarantor to deposit the corresponding amount in Brazilian currency at a non-resident account held in Brazil by the foreign creditor, which would then be able to freely convert such funds into foreign currency for remittance abroad;

(v) any amounts to be paid under the Guarantee in excess to the amounts provided for in such Guarantee or the Indenture, if any, will depend on the analysis of the legality and economic grounds by the Brazilian commercial bank chosen to implement the relevant foreign exchange control transactions or, as the case may be, pursuant to a special authorization to be obtained from the Central Bank of Brazil, which authorization will be granted at the Central Bank’s sole discretion;

(vi) certain payments in U.S. Dollars by Embraer in connection with the Indenture or the Securities may be subject to Embraer obtaining the applicable authorization of the Central Bank of Brazil for remittance thereof;

(vii) the enforceability of the Indenture or of the Securities is limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization or other similar laws relating to or limiting creditors’ rights generally or by general equitable principles; and

(viii) in case of bankruptcy, all credits denominated in foreign currency shall be converted into local currency at the exchange rate prevailing on the date the judge issues a decision declaring the bankruptcy, and the amount so determined shall be the amount so considered for any payments to creditors in the bankruptcy.

7. I express no opinion as to any agreement, instrument or other document other than as specified in this letter.

8. I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me in the prospectus constituting part of the Registration Statement under the captions “Enforcement of Civil Liabilities” and “Legal Matters” and in any prospectus supplements related thereto under the caption “Legal Matters” as corporate general counsel for Embraer.

9. I am qualified to practice law in Brazil only, and I do not express any opinion in respect of any laws of any other jurisdiction. This opinion is based upon and limited in all respects to the law applicable in Brazil as presently published, existing and in force.

10. I expressly disclaim any responsibility to advise you or any other person who is permitted to rely on the opinions expressed herein as specified above of any development or circumstance of any kind including any change of law or fact that may occur after the date of this letter even though such development, circumstance or change may affect the legal analysis, a legal conclusion or any other matter set forth in or relating to this letter. Accordingly, any person relying on this letter at any time should seek advice of its counsel as to the proper application of this letter at such time. This opinion may be relied upon, as of the date rendered, only by you and no other person may rely upon this opinion without our prior written consent.

Very truly yours,

/s/ Flávio Rímoli
Flávio Rímoli
Executive Vice President and General Counsel of Embraer

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